                                   Exhibit 2.3

                                 [AFFINITY LOGO]

                                 August 9, 1999

Jim Vecchione, President
Design-A-Tour, Inc.
2866 Johnson Ferry Road, Suite 250
Marietta, GA 30062

Dear Mr. Vecchione:

      Reference is made to that certain Asset Purchase Agreement by and between Affinity International Travel Systems, Inc. ("Affinity") and Design-A-Tour, Inc. ("Design-A-Tour"), entered into as of February 8, 1999 (the "Agreement").

      In consideration of the sale by Design-A-Tour of the Assets (as that term is defined in the Agreement), Affinity hereby agrees to pay to Design-A-Tour 36,320 shares of its Common Stock (the "Shares"), which Shares will be paid in full and complete satisfaction of the Series "B" Convertible Preferred Stock owed by Affinity to Design-A-Tour pursuant to Section 1.2 of the Agreement.

      If the foregoing correctly expresses our understanding, please so indicate your agreement by signing the enclosed copy of this letter and returning it to me.

                                    Very truly yours,

                                    AFFINITY INTERNATIONAL
                                    TRAVEL SYSTEMS, INC.

                                    By: /s/ D.G. Brandano
                                        ----------------------------------------
                                        Daniel Brandano, Chief Executive Officer


Understood and Agreed
DESIGN-A-TOUR, INC.

By: /s/ Jim Vecchione
    ---------------------------
Jim Vecchione, President
Date: August 24, 1999

                            ASSET PURCHASE AGREEMENT

      AGREEMENT entered into as of the 3rd day of February, 1999, by and between Affinity International Travel Systems, Inc., a Nevada corporation ("Buyer") with its principal place of business at 100 Second Avenue South, Suite 303N, St. Petersburg, Florida 33701, and Design-A-Tour, Inc., a Georgia corporation ("Seller") with its principal place of business at 2866 Johnson Ferry Road, Suite 250, Marietta, Georgia 30062.

      WHEREAS, the Buyer wishes to acquire certain of the assets of Seller consisting of all of the business and assets of Seller related to its travel operations conducted under the names "Design-A-Tour", "Faraway Travel", and "Internet Travel Service" (the "Business"), and Seller wishes to convey such assets to Buyer, on the terms and conditions set forth in this Agreement;

      NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      ARTICLE 1. PURCHASE AND SALE OF ASSETS.

      1.1. Sale of Assets. Subject to the provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase, at the Closing (as defined in Section 1.4 hereof), all of the properties, assets and business of Seller used in or related to the business and operations of the Business, including without limitation, all furniture, fixtures, equipment, computer hardware and software, business relationships, business opportunities, customer lists and profiles, customer files, contracts (other than Seller's office lease for the Business), contract rights (including the benefit of noncompetition covenants and other agreements given by employees and independent contractors of the Business), business records, brochures, trade and fictitious names and marks, telephone numbers and good will, including without limitation, those contracts, furniture, fixtures, equipment, customers, business opportunities and other assets listed on Schedule 1.1 (a), hereto and accounts receivable to the extent described on
Schedule 1.1 (b). With respect to any contracts listed on Schedule 1.1 (a), Buyer shall assume all obligations under such contracts which arise and relate to periods after the Closing.

      1.2. Purchase Price and Payment.

            (a) In consideration of the sale by Seller of the Assets, Buyer shall pay to Seller SEVENTY-FIVE THOUSAND DOLLARS ($75,000), payable in shares of Buyer's Series "B" Convertible Preferred Stock, $.00l par value ("Preferred Shares") specified in Schedule "A" hereto.

            (b) The Preferred Shares shall carry a 6% cumulative dividend, by nonvoting, and shall have the following conversion features:
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                        - The Preferred Shares shall not be convertible to
                        Common Stock at any time prior to 6 months following the close of this transaction and SHALL be converted by Buyer upon the one year anniversary date of the effective date of this Agreement; and

                        - The Preferred Shares shall be convertible to Common Shares of Buyer, as herein above stated, as follows:

                        - The average daily closing offer price for stock of Buyer, for twenty (20) consecutive trading days immediately preceding the 6 month conversion date, or immediately following the forced 12 month conversion (if applicable), shall be divided into the sum of $75,000.00. The resulting number shall determine the number of shares of common stock that the Seller shall receive in total.

                        Example: If the average closing offer price is $2.00, then the Seller will be entitled to a total of 37,500 shares of Buyer's Common Stock.

                        - If Seller has not converted its Preferred Shares by the one year anniversary date, Buyer shall convert the Preferred Shares on the first day following the one year Anniversary date.

      1.3. No Assumption of Liabilities. Buyer agrees to assume only those liabilities expressly set forth and described in Schedule 2.6 hereto ("Assumed Liabilities"). It is expressly acknowledged and agreed that any and all other debts, obligations, responsibilities or liabilities of the Seller or the Stockholder, known or unknown, absolute or contingent, asserted or unasserted or otherwise ("Retained Liabilities") will be retained by the Seller and/or the Stockholder, as the case may be, and Buyer shall not assume nor shall Buyer be liable in any respect for any of the Retained Liabilities. All known or suspected Retained Liabilities are expressly set forth in Schedule 2.7 hereto.

      1.4. Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (herein called the "Closing") shall be deemed to occur upon the complete execution hereof, the satisfaction of all conditions contemplated hereby and the provision of all documents or agreements required hereby.

      1.5. Transfer of Assets. At the Closing, Seller shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Assets. Such instruments of transfer (a) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to counsel for Buyer, and (c) shall effectively vest in Buyer good and marketable title to all the Assets free and clear of all security interest liens, restrictions and encumbrances.

      1.6. Delivery of Records and Contracts. At the Closing, Seller shall deliver or cause to be delivered to Buyer all of Seller's leases, contracts, commitments and rights referenced on Schedules 1.1, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same, and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the Assets.

      1.7. Further Assurances. Seller from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Section 1.4) and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Assets. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of Seller.

      1.8. Right to Hire Employees. Seller shall make available to the Buyer all of Seller's employees and independent contractors engaged by the Seller prior to the Closing with respect to the business and operations of the Business for hire by the Buyer at or after the Closing. Buyer shall have the right, but not the obligation, to hire any of such employees. The Seller shall be responsible for all wages, benefits, severance obligations, sick leave accruals, vacation accruals and other obligations for such employees up to the date such employee is no longer an employee of Seller. Within forty-eight (48) hours after the Closing, Seller shall pay to its employees the cash value of all such obligations that exist as of the Closing date.

      1.9. Right to Use ARC Number(s).

            (a) Seller agrees that until such time as ARC approves the change of ownership of the Business and the change of name of the Business to "Affinity International" or a derivative, affiliate, or subsidiary thereof, Seller shall
(i) keep its standing Letter of Credit posted for the benefit of ARC in place;
(ii) permit Buyer to use Seller's ARC accreditation and number; and (iii) permit Buyer to use Seller's bank account related to its arrangements with ARC, from which Seller shall remove its signatures and permit Buyer to appoint new signatures.

            (b) From and after the date of Closing until Buyer is assigned its own ARC number, Buyer agrees to and shall make prompt payment of all charges it makes under Seller's ARC number. Buyer will indemnify and hold Seller harmless against any charges it makes on said account during said period.

      1.10. Right to Use of WorldSpan Contract.

            (a) Seller agrees that until such time as the Buyer shall renegotiate Seller's existing CRS Contract with WorldSpan (see Schedule 1.1.a), Buyer may use and take advantage of the benefits and Buyer shall keep current on any and all obligations incurred with regards to said contract.

            (b) From and after the date of closing until Buyer has renegotiated the aforesaid WorldSpan Contract, Buyer agrees to and shall make prompt payment of all charges, and, shall indemnify and hold Seller harmless from and against any and all sums due under such contract during said period.

      ARTICLE 2. REPRESENTATIONS AND WARRANTIES OF SELLER.

      Each of Seller and the Stockholder, jointly and severally, hereby represents and warrants to Buyer as follows:

      2.1. Organization and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the law of the State of Georgia with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

      2.2. Stockholders. The undersigned Stockholder is the sole stockholder of the Seller, and no other individual or entity currently owns or will own at the Closing, any of the capital stock of Seller or any right thereto.

      2.3. Authorization of Transaction. All necessary action, corporate or otherwise, has been taken by Seller to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and the Agreement is the valid and binding obligation of Seller and the Stockholders enforceable in accordance with its terms, and has been duly authorized by the Stockholders.

      2.4. Compliance of Transaction With Laws. The Seller is not in violation of its Charter or bylaws as of the date hereof. The execution, delivery and performance of this Agreement and the transactions contemplated hereby does not require any approval or consent which has not been obtained and which is not in full force and effect as of the date hereof, will not conflict with or constitute a breach or violation of the Seller's Charter or bylaws and will not result in a violation of any law or regulation.

      2.5. Financial Statements. Attached as Schedule 2.5 hereto are the most recent financial statements of the Seller and the Business, audited or unaudited as indicated, all of which statements are complete and correct and fairly present the financial position of the Seller on the date of such statements find the results of the Seller's and the Businesses operations on the applicable basis for the periods covered thereby, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved and prior periods. Also attached to Schedule 2.5 are financial projections indicating that the revenues of Seller during calendar year 1998 will be in excess of $800,000, which projections are true and correct and based on valid assumptions.

      2.6. Title to Properties: Liens: Condition of Properties.

            (a) Except as specifically disclosed in Schedule 2.6, Seller has good and marketable title in fee simple to all of the Assets referenced thereon and all of the leases and contracts listed on said Schedule are valid and subsisting, free of default and fully assignable by Seller such that Buyer shall have the benefit of said leases and contracts subject to the continuing obligation of Buyer to make any and all payments required thereunder. None of the Assets listed on Schedule 2.6 is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in said Schedule.

            (b) Except as otherwise specified in Schedule 2.6 hereto, all of the Assets (other than the furniture, fixtures or equipment, which is being transferred "as is" without any representations or warranties except as to title) owned or leased by Seller and included within the Assets, are in good repair, have been well maintained, substantially conform with all applicable laws, ordinances and regulations, environmental or otherwise, and each such Asset is in good working order; and

      2.7. Payment of Taxes. Seller has filed all federal, state and local income, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns required to be filed by them and have paid all taxes owing by them except taxes which have not yet accrued or otherwise become due, for which adequate provision has been made in the pertinent financial statements and will be paid when due. All transfer, excise or other taxes payable to any jurisdiction by reason of the sale and transfer of the Assets pursuant to this Agreement shall be paid or provided for by Seller after the Closing.

      2.8. Absence of Undisclosed Liabilities. There are no material liabilities of the Seller of any nature, whether accrued, absolute, contingent or otherwise not disclosed in the financial statements attached as Schedule 2.5 or disclosed on Schedule 2.8 attached hereto. There is no fact which materially adversely affects, or may in the future materially adversely affect, the business, properties, operations or condition of Seller which has not been specifically disclosed herein or in a schedule furnished herewith.

      2.9. Customer Lists. Buyer has the right to use, free and clear of any claims or rights of others, any and all customer lists identified on Schedule 1.1.

      2.10. Contracts and Commitments. Seller is neither a party to nor subject to any contract, commitments, plans, agreements or licenses related to the business and operations of the Business, except as disclosed in Schedule 1.1 and except for Seller's existing office lease for the Business location, which lease, together with all obligations thereunder, is being retained by Seller and constitutes a Retained Liability hereunder. Seller is not in material default under any such contracts, commitments, plans, agreements or licensed nor does Seller have knowledge of any termination, cancellation, limitation, modification or change in any business relationship with any supplier or customer.

      2.11. Employees and Employee Benefits. Set forth on Schedule 2.11 hereto is the name, rate of compensation (including bonuses) and list of benefits of each employee of Seller who performs services for the Business. Except as specifically disclosed on said Schedule, Seller is not a party to any pension, retirement, profit sharing, savings, bonus, incentive, deferred compensation, group health insurance or group life insurance plan or obligation relating to employees of the Business, or to any collective bargaining agreement or other contract, written or oral, with any trade or labor union, employees' association or similar organization relating to employees of the Business.

      2.12. Permits. Seller holds all licenses, permits and franchises required to permit the Seller to conduct the business and operation of the Business. All such licenses and permits are listed on Schedule 2.12 and are and will be after the Closing valid and in full force and effect and Buyer shall have full benefit of the same.

      2.13. Compliance with Laws. Seller is in full compliance with all laws and regulations which apply to the conduct of its business, including all laws and regulations relating to employment, occupational safety and environmental matters.

      2.14. Litigation. There is no litigation pending or, to the knowledge of Seller or any Stockholder, threatened against Seller and there are no outstanding court orders, court decrees, or court stipulations to which Seller is a party which question this Agreement or affect the transactions contemplated hereby, or which will result in any materially adverse change in the business, properties, operations, prospects, assets or in the condition, financial or otherwise, of Seller.

      2.15. Disclosure of Material Information. Neither this Agreement nor any exhibit or schedule thereto or certificate issued pursuant hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading, relating to the business or affairs of Seller. There is no fact which materially adversely affects the business, condition (financial or otherwise) or prospects of Seller which has not been set forth herein.

      ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer hereby represents and warrants to the Seller and each of the Stockholders as follows:

      3.1. Organization of Buyer. Buyer is a corporation in formation under the laws of the State of Nevada.

      3.2. Authorization of Transaction. All necessary action, corporate or otherwise, has been taken by Buyer to authorize the execution, delivery and performance of this Agreement, and the same is the valid and binding obligation of Buyer enforceable in accordance with its terms, subject to laws of general application affecting creditor's rights generally.

      ARTICLE 4. CONDITIONS TO OBLIGATIONS OF BUYER.

      The obligations of Buyer to consummate this Agreement and the transactions contemplated hereby are subject to the condition that on or before the Closing the actions required by the Article 5 will have been accomplished.

      4.1. Representations: Warranties: Covenants. Each of the representations and warranties of Seller contained in Article 2 shall be true and correct as though made on and as of the Closing; and Seller shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing.

      4.2. Bill of Sale and Conveyance. The Seller shall have delivered to Buyer a Bill of Sale and Conveyance relative to all of the Assets referenced on
Schedule 1.1 in the form of Exhibit B hereto.

      4.3. Lease. The Buyer shall have entered into a lease with _________ for the office at which the Seller currently operates the Business on the same terms and conditions as the Seller's existing lease for such office or such other terms acceptable to Buyer in its sole and unfettered discretion.

      4.5. Noncompetition Agreement. Seller and its shareholder each shall have executed and delivered to the Buyer a noncompetition and proprietary information agreement in substantially the forms of Exhibit D-I, D-2, and D-3.

      4.6. Approval of Buyer's Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement and all related legal matters contemplated by this Agreement shall have been approved by counsel for Buyer, provided that the approval of such counsel shall not be unreasonable withheld.

      4.7. Absence of Certain Litigation. There shall not be any injunction, restraining order, suit, action or other proceeding or order of any nature issued by any court of competent jurisdiction or any governmental agency which directs that this Agreement or any material transaction contemplated hereby shall not be consummated as herein provided or asserts the illegality thereof.

      ARTICLE 5. INDEMNIFICATION.

      5.1. Indemnification by Seller. Seller and the Stockholder jointly and severally agree to defend, indemnify and hold Buyer harmless from and against any damages, liabilities, losses and expenses (including reasonable counsel fees) of any kind or nature whatsoever which may be sustained or suffered by Buyer based upon (i) a breach of any representation, warranty or covenant made by Seller or the Stockholder in this Agreement or in any exhibit, certificate or financial statement delivered hereunder, or (ii) by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing covered by such representations, warranties or covenants, or (iii) from any liability of Seller including without limitation any of the Retained Liabilities and any other liabilities relating to the operation of the Business, prior to Closing. Promptly upon a claim being made against Buyer by a third party upon which a claim for indemnification may be based, Buyer shall give Seller thirty (30) days written notice of such claim, provided that the failure to provide such notice not impair Buyer's rights hereunder unless Seller is materially prejudiced as a result.

      5.2. Payment of Claims. Indemnification claims shall be paid or otherwise satisfied by Seller, the Stockholder's or Seller's transferees in liquidation within thirty (30) days after notice thereof is given by Buyer. Buyer may offset such amounts against any amounts owing by Buyer to Seller, including under the Note.

      ARTICLE 6. MISCELLANEOUS.

      6.1. Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of Seller relating in any way to the purchase and sale of the Assets hereunder shall be charged to or paid by Buyer or included in any account of Seller as of the Closing.

      6.2. Notices. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a telegram) addressed as provided below and if either (a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mail, postage prepaid and registered or certified, return receipt requested:

      If to the Seller or the Stockholder, to:

      Jim Vecchione, President
      Design-A-Tour, Inc.
      2866 Johnson Ferry Road, Suite 250
      Marietta, Georgia 30062

      with a copy to:

      Mark Panfel, Esquire
      Suite 850, 900 Circle 75 Parkway
      Atlanta, GA 30339

      If to the Buyer, to:

      Daniel Brandano, C.E.O.
      Affinity International Travel Systems, Inc.
      100 Second Ave. S, Suite 303N
      St. Petersburg, FL 33701

      with a copy to:

      Linster E. Brinkley, Jr., Esquire
      2350-N 34th Street North, Suite 110
      St. Petersburg, FL 33713
and in any case at such other address as the addressee shall have specified by written notice. All periods of notice shall be measured from the date of delivery thereof.

      6.3. Entire Agreement. This Agreement (including all exhibits or schedules appended to this Agreement and all documents delivered pursuant to or referred to in this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire Agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by my party hereby, have been expressed herein or in the documents incorporated herein by reference.

      6.4. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties named herein and their respective successors and assigns; provided, however, that (a) an assignment of this Agreement may be made by Buyer to a nominee of Buyer or otherwise upon written notice to Seller, although no such assignment shall relieve Buyer of any liabilities or obligations under this Agreement and (b) this Agreement may not be assigned by Seller without the prior written consent of Buyer.

      6.5. Governing Law; Severability. This Agreement shall be deemed a contract made under the laws of the State of Florida and, together with the rights and obligations of the - heading herein contained is for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

      IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in multiple counterparts as of the date set forth above by their duly authorized representatives.


                                          AFFINITY INTERNATIONAL
                                          TRAVEL SYSTEMS, INC.


                                          BY: /s/ D.G. Brandano
                                              ----------------------------------
                                              Daniel Brandano, C.E.O.


                                          DESIGN-A-TOUR, INC.


                                          BY: /s/ Jim Vecchione
                                              ----------------------------------
                                              Jim Vecchione, President


                                          BY: /s/ Jim Vecchione
                                              ----------------------------------
                                              Jim Vecchione, as Stockholder of
                                              Design-A-Tour, Inc.